Exhibit 10.1

EMPLOYMENT AGREEMENT

(Province of Ontario)

This Agreement is made this 14 day of December 2025

BETWEEN:

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, ON K7A 0A8

(“Company”)

- and -

Michael Perron

(“Employee” or “you”)

1. Duties and Responsibilities

Conditional upon the closing of an Arrangement Agreement between Canopy Growth Corporation and MTL Cannabis Corp. and other parties (the “Closing”), and in consideration of a signing bonus in the amount of $1,000.00 together with Employee’s acceptance and continuing acceptance of the terms of this agreement (the “Agreement”), Company appoints Employee to the position of Chief Operating Officer, reporting to the Chief Executive Officer. Employee agrees to perform the duties of such position diligently and to the best of Employee’s ability.

Company requires Employee’s full attention. Accordingly, while Employee is employed by Company, Employee must devote Employee’s self exclusively to the business of Company. Employee agrees Employee will not engage in any other business activity or employment, including sitting on any board of directors, governors, or trustees (whether the organization is operated for profit or not) during Employee’s employment, without Company’s prior written approval. Company agrees not to withhold such approval unreasonably.

Notwithstanding the foregoing, nothing herein shall preclude you from (i) engaging in charitable activities and community affairs or (ii) managing your passive personal investments and affairs, provided that such personal investments are not competitive to the Company.

2. Term

The term and terms of this Agreement shall commence effective as of the Closing date (the “Effective Date”). Notwithstanding same, it is understood that Employee’s initial start date of employment with MTL Cannabis Corp. (the “Initial Start Date”) will be used for the calculation of all vacation and statutory termination entitlements, as well as any other required statutory entitlements as per the employment standards or labour standards legislation in the province in which Employee works, as amended from time to time (“Employment Standards”).

3. Conditional Offer

Company’s offer of employment as set out in this Agreement is also conditional upon:

(a)	Employee’s agreement to permit a Multi-factor authenticator (MFA) to be placed on their personal cell phone in order to permit access to the Company’s systems and emails. Note that MFA authenticators simply help to protect the privacy of Company’s systems, and do not collect Employee personal information. The Authenticator application confirms the MFA codes; and

(b)	completion, to the Company’s satisfaction, of a criminal background check

If Company is not satisfied with the results of the criminal background check (determined honestly, reasonably and in good faith), then this Agreement will be frustrated.

Employee agrees to sign and return any forms or consents and take any steps necessary for Company to conduct the above-noted background check(s) as required by the Company.  Employee also agrees that Company may use the services of a third-party background checking firm to conduct some or all of these background checks, and that Company may provide Employee’s personal information to the background checking firm for this purpose, including any forms and consents.

4. Location of Work

Employee will be working primarily in the province of Ontario.  Employee may be required, on one or more occasions, to travel to other Company facilities located throughout Canada. The Company has implemented a “remote-first approach” to office work, to support its employees’ proven agility to work remotely and to provide continued flexibility around where work gets done.   While Employee will be permitted to work remotely pursuant to any Company Remote Work Policy as implemented or amended from time to time, in order to support continued employee connections and collaboration, the Company will also have flexible, on-demand office space model in Toronto and Kanata – which teams can leverage as needed.  It is understood that Employee may be required to attend the Company’s office space from time to time for employee engagement activities.   Please note that the Company will continue to evaluate this approach over time and may adjust it as needed in its sole discretion, and any changes to this approach will not constitute constructive dismissal.  In the event that travel outside of Canada is required as part of Employee’s duties, Employee agrees to maintain a valid passport and to take all other steps which may be required from time to time in order to travel without impediment.

No amount paid by the Company shall be construed as, nor shall be reported by you as, rent for the use of space within your home or alternate work location. No space within your home or alternate work location should be used to conduct in-person customer, vendor or co-worker meetings, nor should such space be held out by either Company or you to be an office of Company, or any of Company’s affiliates.  Furthermore, neither the address of your home, or alternative work location, nor any telephone or facsimile number associated with such address(es) shall be: displayed on any Company or Company’s affiliates business card; displayed on any Company or Company’s affiliates letterhead, advertising or signage; listed in any directory or website; displayed on or listed in any similar medium; and/or otherwise associated with Company or Company’s affiliates. Personal residences are not to be used as team-retreat destinations.

5. Working Conditions

Employee may be required, on one or more occasions, to work variable shifts. Employee agrees to work those variable shifts as may be assigned. Employee shall be entitled to one unpaid half hour per day for a lunch break, which must be taken. The time at which lunch may be taken will fluctuate daily pending the needs of the business and workflow. Employee may be exposed to noise, machinery, and chemicals and by execution of this Agreement, Employee accepts those working conditions. Employee acknowledges and agrees that the primary responsibility for creating and maintaining a safe and healthy workplace environment is shared by both Employee and Company. Among other things:

(a)	Employee assumes responsibility for maintaining a safe and healthy work environment through Employee’s actions. Employee will take every reasonable precaution in the circumstances to protect Employee’s own health and safety and that of other persons at or near the workplace;

(b)	Employee will co-operate with Company and with Employee’s fellow employees to protect Employee’s own health and safety and that of other persons at or near the workplace;

(c)	Employee will take every reasonable precaution in the circumstances to ensure that protective devices, equipment or clothing required by the Company, the Occupational Health and Safety Act or that statute’s regulations are used or worn;

(d)	Employee agrees to co-operate with any person performing a duty or exercising a power conferred by the Occupational Health and Safety Act or its regulations and will comply with that law and the regulations. Employee agrees to fully engage and comply where safety training and procedural updating may be required and acknowledges that the training may be held outside of normal working hours and remain mandatory;

(e)	Where Employee believes that any condition, device, equipment, machine, material or thing or any aspect of the workplace is or may be dangerous to Employee’s health or safety or that of any other person at the workplace, Employee must immediately report it to a supervisor;

(f)	Employee agrees to accept a framework for participation, transfer of information and refusal of unsafe work, all of which are necessary for the parties to carry out their responsibilities pursuant to the Occupational Health and Safety Act and its regulations;

(g)	Employee agrees to not remove or make ineffective any protective device required by law or by the Company, without providing an adequate temporary protective device and when the need for removing or making ineffective the protective device has ceased, the protective device shall be replaced immediately;

(h)	Employee agrees to not use or operate any equipment, machine, device or thing or work in a manner that may endanger Employee’s self or any other worker;

(i)	Employee agrees to not engage in any prank, contest, feat of strength, unnecessary running or rough and boisterous conduct; and

(j)	Employee agree to not use profanity in directly communicating with the Company, co-workers, suppliers and customers. Aggressive behaviour and conduct will not be tolerated.

6. Policies

Employee agrees to adhere to all Company rules and policies which are located and can be found at Home - Canopy Growth Intranet (lumapps.com). Company reserves the right to revise or revoke Company rules and policies, or to introduce new rules and policies, as Company may deem necessary from time to time, and Employee will also be required to abide by any changes in the rules and policies, once they come into effect.

In particular, and without limiting the generality of the foregoing, although set out in a separate Company policy, please note that all equipment and other physical property furnished to you by the Company which is used by you during the course of your employment with the Company is the sole property of the Company (including but not limited to any Company laptops and servers and mobile devices).   You understand and agree that as the owner of this Company property: (i) the Company has the right to review and monitor anything contained thereon, without notice; and (ii) you shall have no expectation of privacy with respect to documents and information transmitted through or stored on such Company property.  In addition, please note that any personal cell phone or device used by you for work purposes, in full or in part, during the course of your employment may be subject to: (i) the Company’s review of anything contained thereon that may relate to the business of the Company or the conduct of your employment, without notice; and (ii) you shall have no expectation of privacy with respect to any Company related documents and information transmitted through or stored on your cell phone or personal device to the extent such document or information transmitted relates to the business of the Company.

7. Compensation and Benefits

(a)	Base Salary

Employee will be paid a base salary of four hundred and fifty thousand dollars ($450,000.00) per year, subject to statutory and benefits deductions (“Base Salary”).

(b) Short-Term Incentive

Employee will be entitled to be considered for a discretionary annual performance bonus of no more than 40% of Employee’s earned and received Base Salary based on agreed upon performance objectives, which will be tied to the fiscal year. The incentive bonus will at all times be subject to the terms of the applicable Company Short-Term Incentive Plan (“STIP”) and corporate scorecard, as may be amended from time to time. Notwithstanding the foregoing, to the extent that the STIP is in conflict with Section 8(b)(iv) of this Agreement, this Agreement will prevail.

(c) Long-Term Incentive

Employee will be eligible to participate in Canopy Growth’s Amended and Restated Omnibus Incentive Plan, as approved by the Board and as amended from time to time (the “Incentive Plan”).

At the discretion of the Board, you will be eligible to receive an annual long-term incentive (“LTI”) award of 45% your Base Salary, which utilizes the Fair Market Value share price (as defined in the Incentive Plan) (“FMV price”) on the grant date.

The award may be composed of one or more of the following: stock options (“Options”), restricted stock units (“RSUs”), and/or other form of equity authorized by the Incentive Plan. The ratio of the various forms of equity (meaning the percentage of the award provided as, for example, Options versus RSUs) shall be in the complete discretion of the Board and may vary from award to award.

All such awards shall vest in accordance with the terms of the Incentive Plan unless modified by either: (a) the terms of this Agreement; or (b) the terms of the individual award.

A copy of the Incentive Plan is attached to this Agreement, and you confirm that you have had the opportunity to review it prior to the signing of this Agreement. Note that notwithstanding any terms and conditions of the Incentive Plan, all vesting rights continue through to the end of your statutory notice period under the ESA, but all other terms and conditions of the Incentive Plan remain in full force and effect. Further, it is understood and agreed that: (i) there is no vesting of options during any common law or other notice period in excess of the ESA notice period; and (ii) there is no entitlement to damages in lieu of the opportunity to vest options during any non-statutory notice period.

(d) One-time equity grant

Subject to Board approval and the signing of a grant agreement by Employee, on the first available trading date post-Closing on which the Company may grant equity, Employee shall be entitled to receive a one-time equity award grant equal to CAD $50,000 (the “Equity Award”), which utilizes the Fair Market Value share price (as defined in the Incentive Plan) (“FMV price”) on the grant date. The Equity Award shall be granted in the form of 60% Restricted Stock Unit’s (“RSU’s”) and 40% Stock Options (“Options”). The Equity Grant shall vest in accordance with the terms of the Incentive Plan unless modified by either: (i) the terms of this Agreement; or (ii) the terms of the individual Equity Award. The Equity Award shall vest in equal tranches of RSU’s and Options, reflective of 1/3 (33%) annually, where specified dates will be specified within the grant agreement. At all times, the Grant will be subject to the terms and conditions of the Incentive Plan, except where expressly amended in this section 7(d).

(e) Retention Bonus

In the event that, during the first one (1) year of employment from the Effective Date, Employee does not resign their employment and is not terminated for Cause as defined in Section 8(c), Employee will earn and be provided with a retention bonus equal to twelve (12) months of Base Salary (the “Retention Bonus”). The Retention Bonus will be paid to the Employee within thirty (30) days of Employee’s first anniversary of employment from the Effective Date. For greater clarity, although the Retention Bonus will not be earned and no portion of same will be owed or paid to Employee if Employee resigns his employment for any reason or is terminated for Cause at any point during the 1 year period from the Effective Date, the Retention Bonus will be paid to Employee if Employee is terminated without Cause at any point during the 1 year period from the Effective Date.

(f) Vacation Entitlement

Except as provided under under Employment Standards, Employee will be entitled to take no more than four (4) weeks of paid vacation time per year. Such vacation time is to be scheduled with the approval of Employee’s supervisor or manager and is subject to business requirements. Employee will also receive vacation pay in accordance with Employment Standards. Vacation pay will be paid to Employee by salary continuance through Employee’s vacation time. Although vacation time continues to accrue during any unpaid leave of absence, vacation pay will not accrue during that period.

Any vacation time that Employee takes in any given year shall count first towards Employee’s statutory allowance and then towards any additional vacation time Employee is entitled to under this Agreement. Employee is subject at all times to the Company’s Canadian Vacation and Holiday Policy, as amended from time to time, including the rules preventing carryover of non-statutory vacation from one year to another.

Employee agrees that if Employee has received vacation pay before it is earned, then Company may deduct the applicable amount from any wages or other payments owing to Employee when Employee’s employment ends. At all times, Employee’s vacation will be subject to the terms of Company’s Employee Leave Policy, as amended from time to time, except as modified by the terms of this Agreement.

(g) Extended Health Benefits

Employee will be entitled to apply for the health and insurance benefits, if any, offered to all eligible employees as of the Effective Date. The terms and carrier of Company’s health and insurance benefits are subject to change from time to time, at Company’s sole discretion.

8. End of Employment

Employee agrees that Employee’s employment may be terminated in one of the following three (3) ways. These termination provisions will apply throughout the term of employment with Company regardless of any changes in salary, benefits, position, title, or job responsibilities.

(a) Employee’s Resignation

Employee may resign from employment by giving Company four (4) weeks of written notice or such other notice as is required under Employment Standards. At Company’s sole option, Company may waive the obligation for Employee to work in active employment during the period following the tendering of such notice of resignation. In the event of a waiver of the notice of resignation period, whether in full or in part, Company will provide Employee with continued regular compensation for the balance of the four (4) week notice period or other notice period required under Employment Standards, and any such waiver will not constitute constructive dismissal.

(b) Termination by Company Without Cause

The Company shall be permitted to terminate Employee’s employment for reasons other than Cause (as defined below), and for any reason not prohibited by statute, by providing Employee with only the following:

(i)     statutory notice or pay in lieu of notice, and any applicable statutory severance, both of which are in accordance with and limited to the minimum requirements of Employment Standards;

(ii)    an additional payment of four (4) months of Base Salary as calculated at the time of the Employee’s termination (on a lump sum or salary continuance basis, at the discretion of the Company), which amount is in addition to the statutory entitlements set out in Section 8(b)(i), provided however that: (A) under no circumstances shall the entitlement under sections 8(b)(i) and (ii) taken together equal less than twelve (12) months of Base Salary (the “Notice”); and (B) the Notice shall then be subject to the mitigation requirement below;

(iii)   the continuation of any statutorily prescribed benefits in accordance with and limited to the minimum requirements of Employment Standards;

(iv)   whether or not it has been earned pursuant to the terms of the STIP, you will receive an partial incentive under the STIP for the fiscal year within which your employment is terminated, which will calculated on a pro-rata basis from the start of that fiscal year to the end of your statutory notice period under Employment Standards;

(v)    vacation pay accrual in accordance with and limited to the minimum requirements of Employment Standards;

(vi)   any earned incentive compensation or equity in accordance with and limited to the minimum requirements of Employment Standards, notwithstanding any term to the contrary in the applicable Company incentive compensation or equity plan;

(vii)  all wages earned to the date of notice of termination; and

(viii) any other entitlements in accordance with and limited to the minimum requirements of Employment Standards.

Employee understands and agrees that as a condition of receiving any payments pursuant to this section which exceed the statutory entitlements provided by Employment Standards, Employee shall be required to execute a release in favour of Company. Employee also understands and agrees that Employee shall be obligated to use all reasonable efforts to mitigate any and all damages suffered as a result of termination, with all remuneration received as a result of such mitigation forming a credit to those payments that are due by Company to Employee pursuant to such paragraph, which are in excess of the statutory entitlements provided under Employment Standards.

Employee specifically acknowledges that by entering into this Agreement, Employee is forfeiting Employee’s right to claim common law notice of termination, which may be greater than the amount of notice required to be provided to Employee pursuant to the provisions of this Agreement. Employee is advised to seek legal advice on this issue before agreeing to such limitation and understands that any such legal costs shall be borne by Employee.

(c) Termination by Company For Cause

Company may terminate Employee’s employment for statutory cause as defined under applicable Employment Standards (which term includes any statutory definition which refers to wilful misconduct, disobedience or wilful neglect of duty) (altogether, “Cause”), in which case Company will only be required to provide Employee with such entitlements as are required under Employment Standards.

9. Protection of Business Interests

Employee is required to execute, as a part of this Agreement, a detailed Intellectual Property and Confidentiality Agreement, attached as Schedule “B”.

(a) Non-Solicitation

In recognition of the access Employee will have to Company’s processes, employees, contractors, and clients, Employee agrees that during Employee’s employment and for a period of six (6) months after the date of notice of resignation or notice of termination, as applicable (the “Termination Date”), Employee will not, either directly or indirectly, communicate with Company’s employees, contractors, clients or prospective clients for the purpose of inducing them to end their relationship with Company.

(b) Non-Competition

In light of the nature of Employee’s position and the close relationship Employee will have with Company’s clients, it is important for Company to limit interference with Company’s business. Therefore, in consideration of the termination package being offered to the Employee in section 8(b), it is agreed that during Employee’s employment and for a period of twelve (12) months after the Termination Date, Employee will not, whether on Employee’s own behalf or on behalf of any other person, corporation, or organization, whether or not such organization is operated for profit, work at, work for, be employed by, provide services to, engage with, or assist in any way, whether or not for remuneration, recognition, or reward any person, corporation, or organization, whether or not such organization is operated for profit, that sells or intends to sell cannabis, including hemp, and/or provides cannabis-related services or products, in any jurisdiction in which Company or its subsidiaries has operations.

(c) Non-Disparagement

Employee agrees that Employee will not make at any time, either during employment or at any time thereafter, any statement or permit or authorize any statement to be made which is calculated or reasonably likely to damage the reputation or cause other damage to the Company, any subsidiary or associated company or its or their employees, officers or directors.   The Company agrees that the Company will not make at any time, either during employment or at any time thereafter, any statement or permit or authorize any statement to be made which is calculated or reasonably likely to damage the reputation or cause other damage to Employee.  Notwithstanding the foregoing, nothing in this provision prohibits the Company from making truthful statements in connection with corporate or securities filings or in the course of litigation or regulatory hearings.

(d) Return of Company Property

Immediately upon notice of termination or notice of resignation, Employee shall return to Company all property used by Employee in the performance of duties and all other property belonging to Company in Employee’s possession or control including, without limitation, Company documents and copies thereof, laptops, monitors, phones, credit cards, keys and access cards.

10. General

This Agreement constitutes the entire employment agreement between the parties and supersedes any previous written or verbal agreements. Employee represents and warrants that Employee’s employment with Company will not violate any agreement or understanding to which Employee is currently bound including any existing non-competition, non-solicitation or confidentiality agreements and including any prior agreements with MTL Cannabis Corp and any affiliates. Employee expressly understands and agrees that Change of Control provisions in his prior agreements with MTL Cannabis Corp. and any affiliates will not be engaged as a result of the Closing and will not apply to his employment with the Company. Employee further agree to indemnify and save harmless Company against all losses, costs, damages, expenses, penalties, fines and other amounts for which it may be found liable at law with respect to Employee’s breach of any such agreement.

This Agreement will continue to govern Employee’s employment relationship regardless of any changes to Employee’s employment including, but not limited to, changes to Employee’s position, duties and responsibilities, location of employment, hours of work, compensation, or benefits. Any modifications to this Agreement must be in writing and signed by both parties. No waiver of a breach of any term of this Agreement is binding unless it is in writing and signed by the party waiving it. Unless otherwise specified, the waiver will be limited to the specific breach waived.   If any term of this Agreement is found to be invalid or unenforceable, in whole or in part, the validity or enforceability of any other provision will not be affected.  It is understood and agreed that all provisions of this Agreement are subject to the minimum requirements of Employment Standards, such that if an employment standard as defined under Employment Standards provides for a greater right or benefit than any provision of this Agreement, then Employee will instead be provided with Employee’s entitlements under Employment Standards in lieu of Employee’s entitlements under this Agreement. The parties agree that they will exercise their rights and perform their obligations as provided in this Agreement, including all discretionary rights and obligations, honestly, reasonably and in good faith.

The Company is committed to the success of its employees.  If Employee requires accommodation because of disability, Human Resources should be contacted immediately.  The rights which accrue to the Company under this Agreement shall pass on to its successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or to which it may transfer substantially all of its assets.

This Agreement is governed by the laws of the province in which Employee works.

This Agreement may be signed in counterparts and exchanged by digital or electronic transmission and shall be binding if so delivered.

This Agreement may be signed in counterparts and exchanged by digital or electronic transmission and shall be binding if so delivered.

11. Photograph Consent

I hereby consent to having my photo published on Canopy Growth’s social media outlets and acknowledge that I have provided my written consent by checking the box below.

☐

I hereby do not consent to having my photo published on Canopy Growth’s social media outlets and acknowledge that I have not provided my written consent by checking the box below.

☐

12. Execution

So agreed:

/s/ Luc Mongeau
Canopy Growth Corp.

I have had sufficient time to review this Agreement and have been advised to review it with a lawyer. If I did not do so, it is because I understood the terms of Canopy Growth’s offer and did not feel that I needed legal advice. I understand and accept the terms of this Agreement and am signing it voluntarily.

/s/ Michael Perron	December 14, 2025
Michael Perron	Dated

SCHEDULE “A”

JOB DESCRIPTION

Position:	Chief Operating Officer

The Chief Operating Officer (COO) will be responsible for overseeing the day-to-day operational functions of the organization and driving operational excellence. This role requires a strategic leader with deep knowledge of the cannabis industry, strong business acumen, and the ability to scale operations in a rapidly evolving market.

Responsibilities:

Operational Leadership:

•	Develop and implement operational strategies aligned with the company’s vision and growth objectives.

•	Provide strategic leadership and oversight of end-to-end operations including cultivation, manufacturing, logistics, procurement, planning, S&OP, and inventory management.

Strategic Planning:

•	Collaborate with the CEO and executive team to define long-term goals and operational plans.

•	Identify opportunities for process improvement and innovation.

Compliance & Regulatory Management:

•	Ensure adherence to all cannabis regulations.

•	Maintain compliance programs and audit processes to mitigate risk.

Financial & Performance Management:

•	Collaborate with the CFO to manage budgets, forecasts, and operational KPIs.

•	Drive cost optimization and efficiency across all business units.

Process Improvement & Scalability:

•	Implement best practices across all operations functions

•	Lead initiatives to scale operations while maintaining product quality and consistency.

•	Establish KPIs and metrics to track operational performance

Team Leadership & Development

•	Build and mentor high-performing teams across multiple operational functions.

•	Foster a culture of accountability, innovation, and continuous improvement.

SCHEDULE “B”

INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT

This Intellectual Property and Confidential Information Agreement (the “ Agreement”) is entered into between Canopy Growth Corp. (the “Company”) and Michael Perron (the “Employee”).

WHEREAS the Company is offering the Employee employment or continued employment and has an interest in protecting its confidential information and other proprietary information and related rights;

AND WHEREAS the Employee recognizes the importance of protecting the Company’s confidential information and other proprietary information and related rights is a fundamental term of the Employee’s employment;

NOW THEREFORE, in consideration of the Company hiring, promoting or continuing to employ the Employee and/or for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the Employee and the Company hereby agree as follows:

1. Definitions

“Confidential Information ” means all of the materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright) provided by the Company to the Employee, or which is available to the Employee during the course of the Employee’s employment, including, without limitation the following:

•	information regarding the Company’s business operations, Developments (as defined below), methods and practices, recruiting and training policies, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates, per diems and information regarding the financial affairs of the Company;

•	customer lists, quotations or proposals given to customers, requirements of specific customers, and the names of the suppliers to the Company and the nature of the Company’s relationships with these clients and suppliers;

•	information regarding the business operations, methods and practices, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates and financial affairs of the Company’s stakeholders;

•	technical and business information of or regarding the clients, customers or stakeholders of the Company, obtained in order to enable or assist the Company in providing such clients, customers or stakeholders with products and services, including information regarding the business operations, methods and practices and product plans of such clients, customers or stakeholders;

•	any other trade secret or confidential or proprietary information received by the Company from third parties and in the possession or control of the Company; and

•	any other materials or information related to the Company’s business which are not generally known to others, regardless of whether such information is in paper or electronic format or any other format;

provided that, Confidential Information shall not include information which:

(a)	is generally known or in the public domain at the time of disclosure;

(b)	though originally Confidential Information becomes generally available to the public through no fault of the Employee, as of the date of its becoming part of the public knowledge; or

(c)	is required to be disclosed by any law, regulation, governmental body, or authority or by court Order provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

The absence of any notice indicating confidentiality on any material will not imply that same is not Confidential Information.

“Developments” include, without limitation any methods, processes, procedures, systems, inventions (whether patentable or not), devices, discoveries, concepts, know-how, data, databases, technology, products, software (in executable and source code formats), templates, documentation, specifications, compilations, designs, reports, trade-marks, and any enhancements, modifications, or additions to the foregoing or to any products owned, marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business and which are developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company.

“Employment” or “employment” means any period of employment or engagement as a contractor with the Company or its acquired companies, and includes all such periods of time prior to the signing of this Agreement.

2. Non-Disclosure of Confidential Information

At all times during and subsequent to the termination of the Employee’s employment, the Employee shall keep in strictest confidence and trust the Confidential Information, the Employee shall take all necessary precautions against unauthorized disclosure of the Confidential Information, and the Employee shall not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor shall the Employee copy or reproduce the Confidential Information except as may be reasonably required for the Employee to perform the Employee’s duties for the Company.

Nothing contained in this Agreement limits your ability to provide information to the Ontario Securities Commission, a recognized self-regulatory organization or a law enforcement agency about an act of the Company, or person acting on behalf of the person or company, that has occurred, is ongoing or is about to occur, and that you reasonably believe is contrary to securities law or a by-law or other regulatory instrument of a recognized self-regulatory organization.

Nothing contained in this Agreement limits your ability to cooperate with, testify at or otherwise assist or expressing an intention to cooperate, testify or otherwise assist in, (i) an investigation by the Ontario Securities Commission, a recognized self-regulatory organization or a law enforcement agency, or (ii) a proceeding of the Ontario Securities Commission or a recognized self-regulatory organization, or a judicial proceeding.

3. Restricted Use of Confidential Information

At all times during and subsequent to the termination or cessation of the Employee’s employment, the Employee shall not use the Confidential Information in any manner except as reasonably required for the Employee to perform the Employee’s duties for the Company.

Upon the request of the Company and in any event upon the termination or cessation of the Employee’s employment, the Employee shall immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in the Employee’s possession or under the Employee’s control.

4. Ownership of Confidential Information and Developments

The Employee acknowledges and agrees that the Employee shall not acquire any right, title or interest in or to the Confidential Information.

The Employee agrees to make full disclosure to the Company of each Development promptly after its creation.

With the sole exception of any intellectual property owned by (and not merely licensed to) the Employee prior to the making of this Agreement, which is also enumerated by the Employee in a written from, prior to the execution of this Agreement, the Employee hereby assigns and transfers to the Company, and agrees that the Company shall be the exclusive owner of, all of the Employee’s right, title and interest to each Development and any enhancement, modification, or addition to any of the intellectual property enumerated by the Employee or any of the intellectual property that is marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business and which are developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company, throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein.

The Employee further agrees to cooperate fully at all times during and subsequent to the Employee’s employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. The Employee agrees that the Company, its assignees and their licensees are not required to designate the Employee as the author of any Developments. The Employee agrees that the obligations in this section shall continue beyond the termination of the Employee’s employment with respect to Developments created during the Employee’s employment.

The Employee acknowledges that the Company shall alone have the right to apply for, prosecute, defend and obtain Letters Patent of invention, copyright registration, industrial design registration in any and all counties of the world with respect to any such invention, discovery, development or improvement, copyright material or industrial design created.

The expense of applying for and obtaining the Letters Patent, copyright registration and industrial design registration referred to in this Agreement shall be borne entirely by the Company.

It is agreed that the Company shall not be entitled to those inventions, discoveries, developments and improvements made by the Employee prior to the time the Employee was engaged in employment by the Company; it being understood and agreed that the inventions, discoveries, developments and improvements disclosed by the Employee to the Company constitutes the whole of the inventions, discoveries, developments and improvements made by the Employee, and the Employee hereby acknowledges that there are no inventions, discoveries, developments and improvements made prior to the employment of the Employee by the Company and which are the property of the Employee other than those that are so disclosed.

The Employee hereby grants a power of attorney to the Company to have the Company execute on the Employee’s behalf all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its successors, assigns and nominees sole and exclusive rights, title and interest in and to such Developments, and any copyrights, patents, trade-marks, industrial designs (design patents), topographies (mask work rights) or other intellectual property rights relating thereto.

The Employee hereby waives in whole all moral rights which the Employee may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. The Employee will confirm any such waiver from time to time as requested by the Company.

5. No Conflicting Obligations

The Employee acknowledges and represents to the Company that the Employee’s performance during the period of the Employee’s employment shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer or client of the Employee or any other third party. The Employee further acknowledges and represents that the Employee is not bound by any agreement or obligation with any third party that conflicts with any of the Employee’s obligations under this Agreement.

The Employee represents and agrees that the Employee will not bring to the Company and shall not use in the performance of the Employee’s work with the Company, any trade secrets, confidential information and other proprietary information of any prior employer or client of the Employee or any other third party. The Employee represents and agrees that in the Employee’s work creating Developments the Employee will not knowingly infringe the intellectual property rights, including copyright, of any third party.

6. Non-Disparagement

The Employee agrees that they will not criticize, denigrate or otherwise disparage or cause disparagement of the Company or its predecessors, successors, affiliates, directors, officers or employees, including on any form of social media.  The Company agrees that it will not criticize, denigrate or otherwise disparage or cause disparagement of the Employee, including on any form of social media.  Notwithstanding the foregoing, nothing in this provision prohibits the Company from making truthful statements in connection with corporate or securities filings or in the course of litigation or regulatory hearings.

7. Enforcement

The Employee acknowledges and agrees that damages may not be an adequate remedy to compensate the Company for any breach of the Employee’s obligations contained in this Agreement, and accordingly the Employee agrees that in addition to any and all other remedies available to it, the Company shall be entitled to seek relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement. Such relief shall be in addition to and not in lieu of any other remedies available the Company at law or in equity.

8. Returning the Company Documents

The Employee agrees that upon the termination of the Employee’s employment the Employee will deliver to the Company (and will not keep in the Employee’s possession or deliver to anyone else) any and all Confidential Information and proprietary information including, without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, together with any third party information received by the Employee. Notwithstanding the foregoing, the Employee shall be entitled to keep personal copies of (i) the Employee’s compensation records, (ii) this Agreement, and (iii) the Employee’s letter of offer.

9. General

This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario and any laws of Canada applicable thereto.

If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement.

The obligations herein may not be changed or modified, released or terminated, in whole or in part, except in writing signed by the President, Chief Legal Officer, or Chief Human Resources Officer of the Company and the Employee.

This Agreement supersedes all previous agreements, if any, between the Company and the Employee with respect to the subject matter of this Agreement. The Employee agrees, however, that this Agreement does not purport to set forth all of the terms and conditions of the Employee’s employment and the Employee has other obligations to the Company that are not set forth in this Agreement.

The rights and obligations under this Agreement shall survive the termination of the Employee’s employment and shall enure to the benefit of and shall be binding upon (i) the Employee’s heirs and personal representatives; (ii) the successors and assigns of the Employee; and (iii) the successors and assigns of the Company.

THE EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAS HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREES TO ITS TERMS.

The Employee acknowledges having received a fully executed copy of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the 14 day of December, 2025.

SIGNED, SEALED AND DELIVERED in the presence of:	)
)
)
	)	/s/ Michael Perron
Witness	)	Michael Perron
)

Canopy Growth Corp.

		By:	/s/ Luc Mongeau
Luc Mongeau
Chief Executive Officer